Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Fortune Brands, Inc. of our report dated March 4, 2005, except insofar as it relates to the restatement discussed in Note 2, and the effects of the discontinued operations discussed in Note 4, as to which the date is February 10, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Fortune Brands, Inc.’s 2004 Annual Report on Form 10-K/A for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

February 21, 2006